UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2015

Cohu, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-04298	95-1934119
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12367 Crosthwaite Circle, Poway, California 92064

(Address of principal executive offices)

Registrant’s telephone number, including area code: 858-848-8100

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFS 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 10, 2015, Cohu, Inc. (“we” or “Cohu”), announced that we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with an affiliate of StoneCalibre, LLC (“StoneCalibre”) a privately funded investment firm headquartered in Century City, California, pursuant to which StoneCalibre through its affiliate acquired all of the outstanding stock of Cohu’s wholly owned subsidiary Broadcast Microwave Services, Inc. (“BMS”). BMS develops, manufactures and sells mobile microwave communications equipment to government agencies, law enforcement, public safety organizations and other commercial entities.

Under the terms of the Purchase Agreement, the total sale price is $8.0 million, comprised of a $5.5 million cash payment on closing plus up to $2.5 million of contingent cash consideration in the form of an earn-out based on future BMS revenues over the two-year calendar period ending December 2017. The final purchase price is subject to a net working capital adjustment to be settled following the closing and the final valuation of the contingent consideration which may result in adjustments to the loss on sale recognized in the second quarter of 2015 that is currently estimated to be approximately $3.0 million. In connection with the closing of the transaction, BMS entered into a twelve-month lease, subject to certain early termination rights, with Cohu that enables the business to continue to operate at its current location in Poway, California.

On June 10, 2015, Cohu issued a press release announcing the transaction. A copy of the press release is furnished herewith as Exhibit 99.2 to this Current Report on Form 8-K.

Within the press release we provided updated guidance for the second quarter of 2015 to exclude BMS. Certain of these amounts are non-GAAP financial measures which are intended to supplement amounts prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Cohu’s forecasted results prepared under GAAP to exclude charges and the related income tax effect for share-based compensation, the amortization of acquired intangible assets, manufacturing transition costs and employee severance costs.

Non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Management believes that this information can assist investors in evaluating Cohu’s operational trends, financial performance, cash generating capacity and Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.

A reconciliation of these GAAP amounts to non-GAAP updated to exclude BMS is as follows:

Gross Margin
Forecasted Q2 GAAP Gross Margin %	34%
Adjustment for Intangible Amortization	2%

Forecasted Q2 non-GAAP Gross Margin %	36%

Operating Expense (in millions)
Forecasted Q2 GAAP Operating Expense	$21.1
Adjustment for Share Based Compensation	(1.5)
Adjustment for Intangible Amortization	(0.4)
Adjustment for Manufacturing Transition/ Severance Costs	(0.2)

Forecasted Q2 non-GAAP Operating Expense	$19.0

Item 9.01 Financial Statements and Exhibits

(b) Pro forma financial information

An unaudited pro forma condensed consolidated balance sheet as of March 28, 2015, and unaudited pro forma condensed consolidated statements of operations for the interim three-month period ended March 28, 2015 and the fiscal years ended, December 27, 2014, December 28, 2013 and for December 29, 2012 are attached hereto as Exhibit 99.1.

The accompanying unaudited pro forma condensed consolidated financial statements have been derived primarily from and should be read in conjunction with our audited consolidated financial statements as of December 27, 2014, including the notes thereto, included in Cohu’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 24, 2015. The unaudited pro forma condensed balance sheet has been prepared as if the disposal of BMS occurred on March 28, 2015 and the unaudited pro forma condensed statements of operations have been prepared as if the disposal of BMS occurred on January 1, 2012. The unaudited pro forma condensed consolidated financial statements are based upon available information and assumptions that we believe are reasonable under the circumstances and have been prepared to illustrate the estimated effects of the sale, if the sale occurred as of and on the dates specified above.

The accompanying unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations of Cohu that would have been reported had the sale been completed at the dates indicated nor are they indicative of Cohu’s future consolidated financial position or results of operations. Amounts reported in future financial statements filed with the SEC for the periods presented herein could differ from these pro forma condensed consolidated financial statements.

(d) Exhibits

Exhibit No. 99.1

Unaudited pro forma condensed consolidated balance sheet as of March 28, 2015 and unaudited pro forma condensed consolidated statements of operations for the interim three-month period ended March 28, 2015 and the fiscal years ended, December 27, 2014, December 28, 2013 and December 29, 2012.

Exhibit No. 99.2

Press release, dated June 10, 2015 of Cohu, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 12, 2015		COHU, Inc.

	By:	/s/ Jeffrey D. Jones
Jeffrey D. Jones, VP Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Unaudited pro forma condensed consolidated balance sheet as of March 28, 2015 and unaudited pro forma condensed consolidated statements of operations for the interim three-month period ended March 28, 2015 and the fiscal years ended December 27, 2014, December 28, 2013 and December 29, 2012.

99.2	Press release, dated June 10, 2015 of Cohu, Inc.